KAREN M.L. WHELAN                                      AUGUST 5, 1998
Phone:      (804) 359-9311                             6:30 P.M. EDT
Fax:        (804) 254-3594


                           UNIVERSAL CORPORATION POSTS RECORD EARNINGS
RICHMOND, VA,   August 5, 1998 / PRNEWSWIRE

Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation, announced today that for the fiscal year that ended on June 30, 1998, the company earned $141.3 million or $3.99 per share on a diluted basis. This represents an increase of about 40% over net income reported last year. Gross revenues for the year increased by 4.2% to $4.3 billion. Fourth quarter results were also sharply higher than last year's fourth quarter. Net income for the quarter was $38.9 million or $1.10 per diluted share compared to $21.8 million or $.62 per share last year, an increase of approximately 77%. Fourth quarter results included an after tax gain of about $11 million or $.31 per diluted share on the sale of Universal's minority interest in a Dutch joint venture in spices. Excluding the gain, earnings for the year would have been $130.4 million or $3.68 per share on a diluted basis for an increase of more than 29%.

For the fiscal year, international tobacco results were well above those of last year, with particularly strong improvement in Brazil, Africa, and Europe, as well as in the company's oriental tobacco business. International sales continued to be strong, and margins improved due to higher volumes. Domestic earnings were up significantly during the year, reflecting the large crops in the United States. Dark tobacco results also improved substantially. Although supplies of filler and binder are now adequate to meet demand, cigar wrapper continues to be in short supply. For the quarter, revenues were down, reflecting differences in shipment timing and lower auction prices in Africa, but earnings improved based on a favorable business mix.

Lumber and building products earnings were down substantially for the year due to the impact of the stronger U.S dollar as well as difficult market conditions. The prices of hardwood, softwood, and plywood declined during the year causing customers to delay purchases. In addition, cost of sales reflected the sale of older, higher cost inventory. Earnings for the agri-products business were up strongly based on record performance from tea operations and a strong showing from rubber trading and dried fruit and nut imports.

During the fourth quarter, the company completed the formation of its oriental tobacco joint venture, Socotab, L.L.C., to create the world's leading oriental tobacco leaf merchant. In May, Universal also announced the approval of a $100 million share repurchase. By July 31, 1998, the approved repurchase program was about 32% complete.

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Mr. Harrell said, " Universal's strong performance this year is the result of hard work and a sound strategy. The company's strategy, which emphasizes strategic alliances with its customers as well as `right-sizing' its tobacco inventory levels, is working. Despite some oversupply in certain tobacco markets, the well-known uncertainties in the United States political and legal arenas, and the continuing problems in Asia, we are optimistic about fiscal year 1999 as well." He continued, "Our optimism for fiscal year 1999 is based on our faith in our strategy, our strong customer relationships, and the continued efforts of our employees around the world. We expect more pronounced quarterly variability in earnings in fiscal year 1999 due to changes in the relative earnings contributions of our operating territories. Although the year has just begun, and market conditions can be strongly affected by outside factors, we are confident at this writing that Universal can achieve further earnings growth from on-going operations in fiscal year 1999. "

The company cautions readers that the statements contained herein regarding expected earnings are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for the company's products and services, costs incurred in providing these products and services, and timing of shipments to customers. Lumber earnings could also be affected by unusual weather conditions in the Netherlands. Actual results, therefore, could vary from those expected. For more details on factors that could affect expectations, see the company's Annual Report on Form 10-K for the year ended June 30, 1997, as filed with the Securities and Exchange Commission.

Universal Corporation is a diversified company with operations in leaf tobacco, lumber products distribution, and agri-products.



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



                                      UNIVERSAL CORPORATION
                                  UNAUDITED STATEMENTS OF INCOME
                          FOR THE QUARTERS ENDED JUNE 30, 1998 AND 1997
                         (Dollars in thousands, except per-share amounts)
                                                                                       Three Months
                                                                                  1998              1997
                                                                                  -----             ----
Sales and other operating revenues                                              $846,195          $940,899
Costs and expenses
    Cost of goods sold                                                           692,198           802,369
    Selling, general and administrative                                           90,379            84,543
                                                                                --------          --------
Operating income                                                                  63,618            53,987

    Equity in pretax earnings of unconsolidated affiliates                         6,045             5,477
    Gain on sale of investment                                                    16,718
    Interest expense                                                             (17,708)          (15,388)
                                                                                --------          --------
Income before income taxes and other items                                        68,673            44,076

    Income taxes                                                                  27,470            18,897
    Minority interests                                                             2,349             3,344
                                                                                --------          --------
Net income                                                                      $ 38,854          $ 21,835
                                                                                ========          ========



Earnings per share                                                                 $1.10              $.62
Diluted earnings per share                                                         $1.10              $.62


Notes:

1. Amounts in the prior year's statement have been reclassified to be reported on a consistent basis with the current year's presentation.

2. In the final quarter of fiscal year 1998, the company recorded charges for normal year-end inventory adjustments totaling approximately $7 million after taxes.



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                                      UNIVERSAL CORPORATION
                                  UNAUDITED STATEMENTS OF INCOME
                            FOR THE YEAR ENDED JUNE 30, 1998 AND 1997
                         (Dollars in thousands, except per-share amounts)


                                                                                                 Year
                                                                                                 ----
                                                                                         1998             1997
                                                                                         ----             ----
Sales and other operating revenues                                                    $4,287,204       $4,112,675
Costs and expenses
    Cost of goods sold                                                                 3,673,600        3,559,647
    Selling, general and administrative                                                  335,210          316,201
                                                                                      ----------       ----------
Operating income                                                                         278,394          236,827

    Equity in pretax earnings of unconsolidated affiliates                                16,901           11,864
    Gain on sale of investment                                                            16,718
    Interest expense                                                                    (63,974)         (64,886)
                                                                                      ----------       ----------
Income before income taxes and other items                                               248,039          183,805

    Income taxes                                                                          98,659           73,945
    Minority interests                                                                     8,122            8,987
                                                                                      ----------       ----------
Net income                                                                            $  141,258       $  100,873
                                                                                      ==========       ==========


Earnings per share
                                                                                           $4.01            $2.88
Diluted earnings per share                                                                 $3.99            $2.87





Amounts in the prior year's statement have been reclassified to be reported on a consistent basis with the current year's presentation.



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